UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 29, 2022

FUELCELL ENERGY, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-14204	06-0853042
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	3 Great Pasture Road, Danbury, Connecticut	06810
	(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (203)825-6000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	FCEL	The Nasdaq Stock Market LLC (Nasdaq Global Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.Other Events.

Project Update – Groton Sub Base – The Groton Project

As previously disclosed in its Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2022, during the restarted commissioning process of the 7.4 MW platform at the U.S. Navy Submarine Base in Groton, Connecticut (the “Groton Project”), FuelCell Energy, Inc. (the “Company”) encountered performance anomalies primarily in the mixer eductor oxidizer (“MEO”), which is a sophisticated piece of equipment specific to the Groton Project designed to optimize fuel and air flows within the platform.  The Company further disclosed that it was in discussions with the Connecticut Municipal Electric Energy Cooperative (“CMEEC”) and the U.S. Navy about operating the project at a reduced output of 3.0 MW per platform (a total system output of 6.0 MW) at the start of commercial operations in order to optimize performance of each of the two MEO units while implementing upgrades to each of the two MEO units.  The upgrades are expected to bring the system to its maximum output in approximately one year.

On September 29, 2022, the U.S. Navy granted an extension of the deadline by which commercial operations are to be achieved at the Groton Project from September 30, 2022 to November 30, 2022.  The Groton Project has achieved operations at approximately 6.0 MW and has passed a U.S. Navy-required seven-day performance test and is therefore operating at the level at which the Company has proposed commencing commercial operations.  Nevertheless, the Company requires the approval of both CMEEC and the U.S. Navy in order to commence commercial operations at the reduced output.  Although discussions are progressing, no assurance can be given that CMEEC and the U.S. Navy will provide such final approval to commence commercial operations at 6.0 MW.

In addition, as previously disclosed, in August 2021, the Company closed on a tax equity financing transaction with East West Bancorp, Inc. (“East West Bank”) for the Groton Project. East West Bank’s tax equity commitment totals $15 million. In connection with the initial closing, the Company drew down $3.0 million. Under the original terms of the Company’s agreement with East West Bank, the Company would have been eligible to draw the remaining amount of the commitment, approximately $12 million, once the Groton Project achieves commercial operation. In addition, under the original terms of the Company’s agreement with East West Bank, the Groton Project had a required commercial operation deadline of October 18, 2021. East West Bank granted several extensions of the commercial operation deadline, which collectively extended the deadline to May 15, 2022, in exchange for fees of $0.4 million in the aggregate. Because commercial operations were delayed beyond May 15, 2022, East West Bank had a conditional withdrawal right to request the return of their investment at an amount equal to 101% of the amount of the investment.

On July 7, 2022, the Company and East West Bank amended their tax equity financing agreement. Under the terms of this amended agreement, the commercial operations deadline was extended to September 30, 2022. In addition, the terms of East West Bank’s remaining investment commitment of $12.0 million were modified such that East West Bank will contribute $4.0 million on each of the first, second and third anniversaries of the Groton Project achieving commercial operations, rather than contributing the full $12.0 million when the Groton Project achieves commercial operations. Such contributions are subject to certain customer conditions precedent, including a third-party certification by an independent engineer that the plant is operating in conformance with the power purchase agreement. In conjunction with this amendment, the Company agreed to aggregate fees of $0.5 million (which are inclusive of the fees from the previous extensions described above), which shall be payable by the Company upon commencement of commercial operations of the plant.

The Company continues to provide periodic updates to East West Bank regarding its discussions with CMEEC and the U.S Navy regarding the commencement of commercial operations at the Groton Project at approximately 6.0 MW and has briefed East West Bank on the receipt from the U.S. Navy of an extension of the commercial operations deadline through November 30, 2022.

On October 4, 2022, the Company and East West Bank further amended their tax equity financing agreement to extend the deadline by which commercial operations are to be achieved at the Groton Project from September 30, 2022, to November 30, 2022. Should the project not achieve commercial operations by November 30, 2022, East West Bank will then have a conditional withdrawal right to request the return of their investment at an amount equal to 101% of the amount of the investment.  In addition, modifications to the Groton Project documents between CMEEC and the Company as a result of an agreement to commence operations at less than 7.4 MW may require the approval of East West Bank as part of East West Bank’s rights under the agreement between East West Bank and the Company.  If such approval is necessary, the Company cannot provide assurance that East West Bank will provide its approval.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUELCELL ENERGY, INC.

Date: October 4, 2022	By:	/s/ Michael S. Bishop
Michael S. Bishop
Executive Vice President and Chief Financial Officer